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Exhibit 10.23

UNITED ONLINE, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

        A.    The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

        B.    Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's issuance of shares of Common Stock to the Participant under the Stock Issuance Program.

        C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.    Grant of Restricted Stock Units.    The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the "Award") shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	[ ].
Number of Shares Subject to Award:	[ ] shares of Common Stock (each, a "Share" and collectively, the "Maximum Shares").
Vesting Schedule:
[If the Corporation's highest 30-day volume-weighted average closing price for any consecutive 30-days between [ ] and [ ] is (i) less than [ ], [ ] Shares shall become immediately vested; (ii) equal to or greater than [ ], but less than [ ], [ ] Shares shall become immediately vested; and (iii) equal to or greater than [ ], the Maximum Shares shall become immediately vested. Any Shares that have not vested by [ ] shall be immediately cancelled with respect to those unvested Shares.]

[If, beginning [ ], the Corporation's closing share price is at least equal to [ ], and its volume-weighted average closing price for the immediately following six months (the "Six-Month Period") is at least equal to [ ], the Maximum Shares shall become immediately vested as of the last trading day of the Six-Month Period.]

Issuance Schedule
The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule will be issuable immediately upon vesting, and in any event within 2 1/2 months, after the last day of any calendar quarter in which any Shares subject to the Award became vested, subject to the Corporation's collection of the applicable Withholding Taxes. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 8 of this Agreement.

        2.    Limited Transferability.    Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant's death may be transferred pursuant to the provisions of the Participant's will or the laws of inheritance or to the Participant's designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

        3.    Cessation of Service.    Except as otherwise provided in Paragraphs 4 and 6 below,

          (a)   Should the Participant's Service be terminated (i) by reason of his resignation from the Company or (ii) by the Company for Cause, in each case prior to [                        ], then the Award will be immediately cancelled and the Participant shall thereupon cease to have any right or entitlement to receive any Shares under the Award.

          (b)   Should the Participant's Service terminate by reason of death or permanent disability, then the Maximum Shares shall become immediately vested.

          (c)   Should the Participant's Service be terminated without Cause by the Company, then the Maximum Shares shall become immediately vested.

        4.    Accelerated Vesting.    [Reserved]

        5.    Stockholder Rights and Dividend Equivalents.    The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation's collection of the applicable Withholding Taxes.

Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary and whether payable in cash, shares of Common Stock or other property, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Maximum Shares had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate, and in any event within 2 1/2 months after the last day of any calendar quarter in which any Shares subject to the Award became vested. The phantom dividend equivalents so credited to any Shares that do not vest pursuant to this Agreement shall be forfeited and the Participant shall cease to have any

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right or entitlement to receive any such phantom dividend equivalents. However, each such distribution shall be subject to the Corporation's collection of the Withholding Taxes applicable to that distribution.

        6.    Change in Control.

          (a)   Should a Change in Control occur, then the Maximum Shares shall become immediately vested.

          (b)   Should the accelerated vesting of the Shares pursuant to the provisions of this Paragraph 6 result in a parachute payment under Code Section 280G, then the Participant shall be entitled to the Code Section 4999 tax gross-up payment provided under his Employment Agreement.

          (c)   This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        7.    Adjustment in Shares.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

        8.    Issuance of Shares of Common Stock.

          (a)   As soon as administratively practicable following the date the Shares vest in accordance with the provisions of this Agreement, and in any event within 2 1/2 months after the last day of any calendar quarter in which any Shares subject to the Award became vested, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the shares of Common Stock which vest on that date under the Award and shall concurrently distribute to the Participant any phantom dividend equivalents with respect to those Shares, subject in each instance to the Corporation's collection of the applicable Withholding Taxes. The Corporation shall collect the Withholding Taxes with respect to the distributed phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld. The Corporation shall collect the Withholding Taxes with respect to the vested Shares through an automatic Share withholding procedure pursuant to which the Corporation will withhold, immediately as the Shares vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes (the "Share Withholding Method"); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation's required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

          (b)   Except as otherwise provided in Paragraph 8(a), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

        9.    Compliance with Laws and Regulations.    The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the

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Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such issuance.

        10.    Notices.    Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices, and directed to the attention of Stock Plan Administrator. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address on record with the Corporation. An email to the email address of Participant on record with the Corporation shall be deemed to be written notice. All notices shall be deemed effective upon personal delivery, upon sending of an email or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

        11.    Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

        12.    Successors and Assigns.    Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant's assigns, the legal representatives, heirs and legatees of Participant's estate and any beneficiaries of the Award designated by Participant.

        13.    Construction.    This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

        14.    Section 409A.    It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Participant to the payment of additional taxes and interest under section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in Participant being subject to payment of additional income taxes or interest under section 409A of the Code, Participant and the Company agree to amend this Agreement in order to avoid the application of such taxes or interest under section 409A of the Code.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

UNITED ONLINE, INC.

By:

Title:

PARTICIPANT

Signature:

Address:

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APPENDIX A

DEFINITIONS

        The following definitions shall be in effect under the Agreement:

        A.    Agreement shall mean this Restricted Stock Unit Issuance Agreement.

        B.    Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

        C.    Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

        D.    Board shall mean the Corporation's Board of Directors.

        E.    Cause shall have the meaning assigned to such term in the Employment Agreement.

        F.     Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

            (i)  a merger or consolidation approved by the Corporation's stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction,

           (ii)  the sale, transfer or other disposition of all or substantially all of the Corporation's assets approved by the Corporation's stockholders,

          (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

          (iv)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

        G.    Code shall mean the Internal Revenue Code of 1986, as amended.

        H.    Common Stock shall mean shares of the Corporation's common stock.

        I.     Corporation shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Plan.

        J.     Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

        K.    Employment Agreement shall mean the Amended and Restated Employment Agreement between the Participant and the Corporation dated as of [                        ], and as in effect on the date of the Award.

        L.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

            (i)  If the Common Stock is at the time traded on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

           (ii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

        M.   Involuntarily Terminated shall have the meaning assigned to that term in the Employment Agreement.

        N.    1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

        O.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.

        P.     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        Q.    Plan shall mean the Corporation's 2001 Stock Incentive Plan, as amended and restated.

        R.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

        S.     Service shall mean the Participant's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

        T.     Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

        U.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        V.     Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under of the Award and any phantom dividend equivalents distributed with respect to those shares.

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  Exhibit 10.23
UNITED ONLINE, INC. RESTRICTED STOCK UNIT ISSUANCE AGREEMENT
AWARD SUMMARY
APPENDIX A DEFINITIONS